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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        BEI MEDICAL SYSTEMS COMPANY, INC.



     BEI MEDICAL SYSTEMS COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of this corporation is BEI MEDICAL SYSTEMS COMPANY, INC.

     SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 27, 1974.

     THIRD: The following amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") pursuant to resolutions duly adopted by the Board of Directors of this corporation, and was approved by the stockholders of this corporation as provided in Sections 212 and 216 of the General Corporation Law.

     FOURTH: Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

                  "FOURTH: The corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock. The total number of shares which this corporation is authorized to issue is Thirty-Five Million (35,000,000). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth cent ($.001). Thirty Million (30,000,000) shares shall be Common Stock, each having a par value of one-tenth cent ($.001). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by filing a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

                                       1.
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     IN WITNESS WHEREOF, BEI MEDICAL SYSTEMS COMPANY, INC. has caused this

Certificate of Amendment of Certificate of Incorporation to be signed by its

President and Secretary this 13TH day of July, 2001.
                             -----


                                               BEI MEDICAL SYSTEMS COMPANY, INC.


                                               /s/ Richard W. Turner
                                               ---------------------------------
                                               Richard W. Turner
                                               President


Attest:



/s/ Thomas W. Fry
---------------------------
Thomas W. Fry
Secretary




                                       2.